                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________

                                   Form  S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                              DATALINK.NET, INC.
                 (Formerly Named Datalink Systems Corporation)
                  -------------------------------------------

            (Exact Name of Registrant as Specified in its Charter)


                  Nevada                                    36-3574355
      (State or other jurisdiction of                    (I.R.S. Employer
       incorporation or organization)                   Identification No.)

         1735 Technology Drive, Suite 790, San Jose, California 95110
                                (408) 367-1700
         ------------------------------------------------------------
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                         Anthony N. LaPine, President
         1735 Technology Drive, Suite 790, San Jose, California 95110
                                (408) 367-1700
         ------------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                   Copy to:

                             Paula J. Peters, Esq.
               Greenberg Glusker Fields Claman & Machtinger LLP
                     1900 Avenue of the Stars, Suite 2100
                         Los Angeles, California 90067

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

 Title of Each Class of                    Proposed Maximum     Proposed Maximum
 Securities to be          Amount to be     Offering Price     Aggregate Offering       Amount of
 Registered                 Registered         Per Share             Price          Registration Fee
Common Stock, $.01            249,998 (1)          $4.03 (2)            $1,007,492               $266
Par Value                     ----------           --------             ----------               ----
-----------------------------------------------------------------------------------------------------

     1. In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminable number of shares of common stock, $.01 par value, as may become issuable upon conversion of the Series B convertible preferred stock and the exercise of the common stock purchase warrants to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the terms of the Series B convertible preferred stock and the common stock purchase warrants.

     2. Based upon the average of the high and low sale price of the common stock as reported by the Nasdaq National Markets on December 12, 2000, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS SUBJECT TO COMPLETION DATED ________  ___, 2000


The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              DATALINK.NET, INC.

                                    [LOGO]

                        249,998 SHARES OF COMMON STOCK
                         _____________________________

     This prospectus relates to the possible offer and sale from time to time of up to 249,998 shares of common stock, par value $0.01 by the "selling stockholders" identified in this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

     We are registering the offer and sale of these shares in order to provide the selling stockholders with free tradable securities, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

     Our shares of common stock are traded on the American Stock Exchange under the symbol "DLK". On December 12, 2000, the closing sale price of our common stock was $4.03. As of December 12, 2000, the year high and low closing prices for our common stock were $42 and $3.44, respectively.


     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________

             THE DATE OF THIS PROSPECTUS IS   _____________, 2000

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
COMPANY SUMMARY.................................................    5

RISK FACTORS....................................................    6

USE OF PROCEEDS.................................................   10

SELLING STOCKHOLDERS............................................   10

PLAN OF DISTRIBUTION............................................   12

DESCRIPTION OF SECURITIES.......................................   14

LEGAL MATTERS...................................................   15

EXPERTS.........................................................   15

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...............   15

                                COMPANY SUMMARY

     Datalink.net is a wireless application service provider (w-ASP) that delivers end-to-end wireless data solutions to enterprises and custom data applications to their customers. Datalink.net enables wireless devices that allow enterprises and consumers to customize, respond, and interact with critical data. The Company's XpressLink(TM) technology processes high-speed data content feeds or corporate databases for wireless applications that are compatible with the entire range of wireless devices, networks and protocols.

     Datalink.net markets a suite of products and services for both the B2B (business to business) and B2C (business to consumer) markets. Datalink.net embraces the strategy of addressing both the enterprise and the consumer needs through its two distinct business models: the Business-to-Business (B2B) group and the Business-to-Consumer (B2C) group. The B2B group focuses on three areas that project the greatest amount of growth potential and the greatest need for wireless solutions. Those segments are: field services, financial services and the healthcare industry.

     Datalink.net offers specialized wireless solutions designed to expand the market reach for all enterprises. The company has developed a suite of wireless enablement products and services that give Internet marketers and corporate enterprises a wireless outreach. Currently, the company's enterprise business solutions suite includes: Wireless Bookmark(TM); Auction Engine(TM); Content Engine(TM) ;Transaction Engine(TM); Intranet Productivity Tool(TM); Custom Wireless Application(TM); and Global Market Pro(TM).

     Datalink.net is continually developing new wireless information services to reflect multiple personal and enterprise information requirements. The company takes wireless information services to the next level by customizing and delivering actionable and time sensitive information wherever that information is most valuable to the customer. The services and applications are device agnostic and protocol independent, integrating seamlessly into every enterprise infrastructure and working with every wireless carrier and all text messaging devices.

    Datalink.net's consumer product line focuses on the device owner as the customer. From critical financial data to information supporting the individual's lifestyle, these products allow customers to receive customized information from real-time data feeds, receive and send messages and other information, as well as set their own parameters for data they wish to receive. Real-time stock quotes, news and sports are but a few examples of the information that customers can receive at scheduled times, intervals or as event driven alerts. Datalink.net's current line of consumer products includes:
QuoteXpress(R), SplitXpress(TM), CompanyNews, MailXpress(TM), MessageX(TM), RumorXpress(TM), InfoXtraII(TM), Net2Go(TM) and RelayXpress(TM).

     Datalink.net, Inc. was formed under the laws of the State of Nevada on June 18, 1996. On June 27, 1996, the Company went public through an acquisition of a public corporation, Datalink Communications Corporation ("DCC"), which was previously Lord Abbott, Inc., a Colorado corporation formed in 1986. Beginning in January of 2001, the Company intends to begin doing business under the "Semotus Solutions, Inc." name. The Board of Directors has approved an amendment to the Articles of Incorporation to change the name of the Company to "Semotus Solutions, Inc.". The Company is holding a special Shareholders Meeting on January 11, 2001 to get shareholder approval of this amendment. The new name is being proposed to better reflect the Company's enterprise strategy to emphasize its end-to-end solutions being offered to a broad range of businesses, and to generate a stronger company identity and branding power. Datalink.net's corporate headquarters are located at 1735 Technology Drive, Suite 790, San Jose California 95110. Our telephone number is (408) 367-1700 and our world wide web site is www.datalink.net.

                                 RISK FACTORS

Investing in the shares is very risky. You should be able to bear a complete loss of your investment. In deciding whether to purchase the shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus, our most recent annual report on Form 10-KSB, and the other documents incorporated by reference into this prospectus:

WE HAVE HISTORICALLY INCURRED LOSSES AND THESE LOSSES MAY INCREASE IN THE
FUTURE.

     We have recorded a net loss for each year since our current business started in 1996 through our fiscal year ended March 31, 2000. As of September 30, 2000 we had an accumulated deficit of $34,500,819. Additionally, we had a reported loss of approximately $4,162,910 for the six-month period ended September 30, 2000. Because we expect to continue to incur significant sales and marketing, systems development and administrative expenses, we will need to generate significant revenue to become profitable and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals and our losses may continue or grow in the future. As a result, we may not be able to increase revenue or achieve profitability on a quarterly or annual basis.

THERE IS NO ESTABLISHED MARKET FOR WIRELESS DATA SERVICES AND WE MAY NOT BE ABLE TO SELL ENOUGH OF OUR SERVICES TO BECOME PROFITABLE.

     The markets for wireless data services are still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. Our competitors may develop alternative wireless data communications systems that gain broader market acceptance than our systems. If the market for our services does not grow or grows more slowly than we currently anticipate, we may not be able to attract customers for our services and our revenues would be adversely affected.

WE MAY NOT ACHIEVE PROFITABILITY IF WE ARE UNABLE TO MAINTAIN, IMPROVE AND DEVELOP THE WIRELESS DATA SERVICES WE OFFER.

     We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively maintain, improve and develop services we may not be able to recover our fixed costs or otherwise become profitable.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR SERVICES MAY BECOME OBSOLETE AND WE MAY LOSE SALES.

     The wireless and data communications industries are characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with wireless handheld devices and the computer systems of our customers. Our services must also be compatible with the data networks of wireless carriers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

     - effectively use and integrate new wireless and data technologies;
     - continue to develop our technical expertise;
     - enhance our wireless data, engineering and system design services;
     - develop applications for new wireless networks; and
     - influence and respond to emerging industry standards and other changes.

WE DEPEND UPON WIRELESS NETWORKS OWNED AND CONTROLLED BY OTHERS. IF WE DO NOT HAVE CONTINUED ACCESS TO SUFFICIENT CAPACITY ON RELIABLE NETWORKS, WE MAY BE UNABLE TO DELIVER SERVICES AND OUR SALES COULD DECREASE.

     Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers and on the reliability and security of their systems. We depend on these companies to provide uninterrupted and "bug free" service and would not be able to satisfy our customers' needs if they failed to provide the required capacity or needed level of service. In addition, our expenses would increase and our profitability could be materially adversely affected if wireless carriers were to increase the prices of their services.

WE MAY FAIL TO SUPPORT OUR ANTICIPATED GROWTH IN OPERATIONS WHICH COULD REDUCE DEMAND FOR OUR SERVICES AND MATERIALLY ADVERSELY AFFECT OUR REVENUE.

     Our business strategy is based on the assumption that the number of subscribers to our services, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and adaptation of our customer service and network operations center requires substantial financial, operational and management resources. We may be unable to expand our operations for one or more of the following reasons:

     - we may not be able to locate or hire at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity;
     - we may not be able to obtain the hardware necessary to expand our capacity;
     - we may not be able to expand our customer service, billing and other related support systems; and
     - we may not be able to obtain sufficient additional capacity from wireless carriers.

     Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless data services as we experience rapid growth could significantly reduce demand for our services and materially adversely affect our revenue.

WE DEPEND ON RECRUITING AND RETAINING KEY MANAGEMENT AND TECHNICAL PERSONNEL WITH WIRELESS DATA AND SOFTWARE EXPERIENCE AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS OR SUPPORT EXISTING PRODUCTS IF WE CANNOT HIRE OR RETAIN QUALIFIED EMPLOYEES.

     Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. Competition for qualified personnel in the wireless data and software industries is intense and finding qualified personnel with experience in both industries is even more difficult. We believe there are only a limited number of individuals with the requisite skills in the field of wireless data communication, and it is becoming increasingly difficult to hire and retain these persons. We have a written employment agreement and key-man life insurance in the face amount of $3 million with Anthony N. LaPine, the Company's chairman, CEO and president. We do not have employment agreements or key-man life insurance with any other officer. The loss of Mr. LaPine or any other officer may have an adverse effect on our business and prospects by depriving us of the management services necessary to operate Datalink.net and achieve profitability.

THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE AGAINST CURRENT AND FUTURE COMPETITORS. OUR MARKET IS VERY COMPETITIVE.

     There are a number of competitors who are larger and have much greater resources than we do. Our competitors have more experienced people and larger facilities and budgets than we do. These competitors could use their resources to conduct greater amounts of research and development and to offer services at lower prices than we can. These factors may adversely affect our ability to compete by decreasing the demand for our products and services.

WE MAY NEED TO RAISE ADDITIONAL FUNDS.

     These funds may not be available to us. Alternatively, raising additional funds may dilute your share ownership. We have met capital needs with private sales of securities. However, we cannot assure you that we will not need additional funds, that any needed funds will be available to us at all, or that any available funds will be given on acceptable terms. If we need additional funds, and are unable to raise them, we will not be able to continue our business operations. If we raise funds by selling equity securities, those sales may dilute your share ownership. If we raise funds by forming joint ventures with other companies, we may have to give up some of our rights to certain technologies, products or marketing territories.

OUR PATENTS MAY NOT PROTECT US FROM COMPETITORS.

     Costs of prosecuting and defending patent infringement claims could hurt our business. We currently own a number of patents related to our products, and have applied for additional patents. We are not certain whether any new patents will be granted in the future. Even if we receive additional patents, they may not provide us with protection from competitors. Our failure to obtain patent protection, or illegal use by others of any patents we have or may obtain could adversely affect our business, financial condition and operating results. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Claims for damages resulting from any such infringement may be asserted or prosecuted against us. The validity of any patents we have or obtain could also be challenged. Any such claims could be time consuming and costly to defend, diverting management's attention and our resources.

WE MAY BE SUBJECT TO LIABILITY FOR TRANSMITTING INFORMATION, AND OUR INSURANCE COVERAGE MAY BE INADEQUATE TO PROTECT US FROM THIS LIABILITY.

     We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

DISRUPTION OF OUR SERVICES DUE TO ACCIDENTAL OR INTENTIONAL SECURITY BREACHES MAY HARM OUR REPUTATION CAUSING A LOSS OF SALES AND COULD INCREASE OUR EXPENSES.

     A significant barrier to the growth of wireless data services or transactions on the Internet or by other electronic means has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third-party were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our revenue and may result in the loss of customers.

ANY TYPE OF SYSTEMS FAILURE COULD REDUCE SALES, OR INCREASE COSTS OR RESULT IN CLAIMS OF LIABILITY.

     Our existing wireless data services are dependent on real-time, continuous feeds. The ability of our subscribers to obtain data or make wireless transactions through our service requires timely and uninterrupted connections with our wireless network carriers. Any disruption could result in delays in our subscribers' ability to receive information or execute wireless transactions. There can be no assurance that our systems will operate appropriately if we experience a hardware or software failure or if there is an earthquake, fire or other natural disaster, a power or telecommunications failure, an act of God or an act of war. A failure in our systems could cause delays in transmitting data, and as a result we may lose customers or face litigation that could involve material costs and distract management from operating our business.

AN INTERRUPTION IN THE SUPPLY OF PRODUCTS AND SERVICES THAT WE OBTAIN FROM THIRD PARTIES COULD CAUSE A DECLINE IN SALES OF OUR SERVICES.

     In designing, developing and supporting our wireless data services, we rely on wireless carriers, wireless handheld device manufacturers, content providers and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In addition, we rely on the ability of our content to continue to provide us with uninterrupted access to the news and financial information we provide to our customers. The failure of third parties to meet these criteria, or their refusal or failure to deliver the information for whatever reason, could materially harm our business.

NEW LAWS AND REGULATIONS THAT IMPACT OUR INDUSTRY COULD INCREASE OUR COSTS OR REDUCE OUR OPPORTUNITIES TO EARN REVENUE.

     We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could increase our costs or reduce our ability to continue selling and supporting our services.

OUR STOCK PRICE, LIKE THAT OF MANY TECHNOLOGY COMPANIES, MAY BE VOLATILE.

     We expect that the market price of our common stock will be volatile. We are involved in a highly visible, rapidly changing industry and stock prices in our and similar industries have risen and fallen in response to a variety of factors, including:

     - announcements of new wireless data communications technologies and new providers of wireless data communications;
     - acquisitions of or strategic alliances among providers of wireless data communications;
     - changes in recommendations by securities analysts regarding the results or prospects of providers of wireless data communications; and
     - changes in investor perceptions of the acceptance or profitability of wireless data communications.

WE DO NOT PLAN TO PAY ANY DIVIDENDS.

     Our shares should not be purchased by investors who need income from their holdings. We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the future. As a result, our common stock is not a good investment for people who need income from their holdings.

THE RESALES OF OUR COMMON STOCK RECENTLY REGISTERED COULD HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF OUR SHARES.

     We recently registered 172,500 shares of common stock subject to resale by certain security holders of Datalink.net. Up to 10,000 of those shares are issuable upon the exercise of common stock purchase warrants. We are unable to predict the effect that sales of these shares may have on the then prevailing market price of our shares. It is likely that market sales of large amounts of Datalink.net shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our shares.

                                USE OF PROCEEDS

     Datalink.net will not receive any proceeds from the sale of the common stock by the selling stockholders.

                             SELLING STOCKHOLDERS

     Certain stockholders may offer 249,998 shares of common stock for resale. The shares are being offered for the account of the stockholders in the table below and their donees or pledges.

     The following table sets forth information concerning the selling stockholders, including:

     -  The number of shares owned by each selling stockholder; and
     -  The number of shares offered by each selling stockholder.

Datalink.net has no knowledge of the intentions of any selling stockholder to actually sell any of the securities listed under the columns "Shares Offered". There are no material relationships between any of the selling stockholders and Datalink.net.

                     Beneficial Ownership Before Offering
                     ------------------------------------

-------------------------------------------------------------------------------------------------------
                     Selling Stockholder                           Shares Owned        Shares Offered
                     ------------------                            ------------        --------------
-------------------------------------------------------------------------------------------------------
Stephen Casey                                                         218,875               218,875
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William Minich                                                            730                   730
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David Levin & Linda Levin                                                 730                   730
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Marisa Toth                                                                73                    73
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Steven Toth & Mary Toth                                                   146                   146
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Elizabeth Cavanaugh                                                     1,094                 1,094
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Hans Levy                                                                 438                   438
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William Krodthoff, Jr. & Sharon Krodthoff                                 744                   744
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Daniel Bagnell                                                            146                   146
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Dolores Bagnell                                                           219                   219
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Susan Brunner                                                              73                    73
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Paul McCartney III                                                        146                   146
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Thomas McCurdy                                                             73                    73
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Terence O'Reilly Jr.                                                       73                    73
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John Kelly                                                                 73                    73
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Francis McCarthy & David McCarthy & Denise McCarthy                       306                   306
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Marty Onzik & Patricia Onzik                                               73                    73
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Sean O'Reilly                                                             438                   438
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Terence O'Reilly, Sr. & Hanna O'Reilly                                    730                   730
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James Bagnell                                                             146                   146
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Sheila Hagan Holst & Bernard Holst, Jr.                                    88                    88
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Bernard Carlis                                                             73                    73
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Thomas Schulhof & Mark Schulhof                                         2,189                 2,189
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Donna Antonucci & Antonio Antonucci                                       109                   109
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Lawrence Casey                                                         12,945                12,945
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Joseph Casey                                                              572                   572
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Eric Orsag                                                                572                   572
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Vincent Johnston                                                        1,080                 1,080
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Christopher Gannon                                                      1,094                 1,094
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Sidney Kantor                                                             326                   326
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Jon Kragh                                                                  46                    46
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Daniel Casey                                                              506                   506
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Jason Woerner                                                             201                   201
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Lorraine Hnosko                                                         1,905                 1,905
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Glenn Hostetter                                                            72                    72
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Vincent Loiacono                                                          111                   111
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Brad Quast                                                                320                   320
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Neil Austin                                                               219                   219
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Michael Craw                                                              217                   217
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Stacey Valdez                                                             347                   347
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Keith Hnosko                                                               43                    43
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Byron Druss                                                             1,564                 1,564
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George Loesch                                                              73                    73
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Total                                                                 249,998               249,998
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     No information is given with respect to beneficial ownership after the offering because the number of shares held would be zero.

     The information concerning the selling stockholders may change from time to time and will be set forth in supplements to this prospectus.


                             PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit the selling stockholders to offer and sell up to 249,998 shares at such times and at such places as they choose. The decision to sell any shares, is within the sole discretion of the holders thereof.

     The distribution of the common stock by selling stockholders may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by the selling stockholders, or by permitted transferees or successors of the selling stockholders, on the Nasdaq National Market, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following:

     * On the American Stock Exchange or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

     *    Through underwriters, or through underwriting syndicates.

     * Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

          a. Block trades in which the broker or dealer act as principal to facilitate the transactions.

          b. Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

          c.   Ordinary brokerage transactions.

          d.   Transactions in which the broker solicits purchasers.

     *    Directly to one or more purchasers

     *    A combination of these methods.

     The names of any underwriters or agents involved in the sale of the common stock will be set forth in a prospectus supplement.

     In connection with the distribution of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect this transaction. The selling stockholders may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders or their underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or re-allowed. Underwriters, dealers, brokers or other agents engaged by the selling stockholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

     The selling stockholders will not engage in any stabilization activity in connection with the Company's common stock, will furnish each broker or dealer engaged by the selling stockholders and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of the Company or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

     Datalink.net will not receive any proceeds from any sales of the common stock.

     Datalink.net shall use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

     Datalink.net is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale of the common stock to the public, which are estimated to be approximately $4,627.00. If Datalink.net is required to update this prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

     In order to comply with certain states' common stock laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                           DESCRIPTION OF SECURITIES

     Datalink.net has 55,000,000 authorized shares of stock, consisting of 50,000,000 shares of common stock, having a par value of $.01 per share, and 5,000,000 shares of preferred stock, having a par value of $.001 per share.

COMMON STOCK

     As of December 12, 2000, there were 15,181,220 shares of common stock outstanding. All such outstanding shares of common stock are fully paid and non-assessable. Each share of common stock has an equal and ratable right to receive dividends when declared by the Board of Directors of Datalink.net out of assets legally available for that purpose and subject to the dividend obligations of Datalink.net to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Datalink.net the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Datalink.net. Each share of common stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders.

     Datalink.net's Articles of Incorporation provide that a holder of any class or series of stock entitled to vote in the election of directors shall be entitled to cumulate his votes, and may cast votes equal to the number of votes which (except for cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected. Such shareholders may cast all such votes for a single director or allocate such votes to two or more directors as such shareholder sees fit. Under Nevada law, to exercise the right to cumulative voting, a shareholder must give Datalink.net written notice of his intent to do so at least 48 hours before the time fixed for the annual meeting. Such written notice must be given to the president or secretary of Datalink.net.

PREFERRED STOCK

     As of December 12, 2000 there were 938,462 shares of preferred stock outstanding.

     Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Datalink.net.

                                 LEGAL MATTERS

     The legality of the shares offered hereby is being passed upon for Datalink.net by:

          Greenberg Glusker Fields Claman & Machtinger LLP
          1900 Avenue of the Stars, Suite 2100
          Los Angeles, California 90067.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, incorporated by reference herein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Datalink.net with the Commission are incorporated herein by reference:

     (a) Datalink.net's annual report on Form 10-KSB for the fiscal year ended March 31, 2000 (SEC File No. 1-15569).

     (b) Datalink.net's quarterly report on Form 10-QSB for the quarter ended June 30, 2000 (SEC File No. 1-15569).

     (c) Datalink.net's quarterly report on Form 10-QSB for the quarter ended September 30, 2000 (SEC File No. 1-15569).

     (d)  Datalink.net's Form 8-K filed on October 16, 2000.

     (e) Proxy Statements for Annual Meeting held on August 14, 2000 and the Special Meeting on January 11, 2001.

     (f) The description of Datalink.net's shares contained in the registration statement on Form 8-A filed on December 15, 2000.

    All reports and other documents subsequently filed by Datalink.net with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                             AVAILABLE INFORMATION

     Datalink.net is subject to certain informational reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this prospectus.

     Datalink.net has filed with the SEC in Washington, DC a registration statement under the 1933 Act with respect to the securities offered or to be offered hereby. This prospectus does not contain all of the information included in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information about Datalink.net and the securities offered hereby, reference is made to the registration statement and the exhibits thereto. The registration statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC's Web site (http://www.sec.gov.).

     Datalink.net will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to Datalink.net, Inc. 1735 Technology Drive, Suite 790, San Jose, California 95110, telephone (408) 367-1700, and directed to the attention of William A. Mahan, Chief Financial Officer.

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

     Registration Fees..........................................  $  266.00
     Legal Fees and Expenses....................................   1,500.00
     Accounting Fees and Expenses...............................   2,500.00
     Miscellaneous..............................................     200.00
                                                                  ---------
     TOTAL......................................................  $   4,466

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Datalink.net is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) Subsection (1) of Section 78.751 of the Nevada Corporation Law empowers a corporation to "indemnify any person who is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful."

          Subsection (2) of Section 78.751 empowers a corporation to "indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper."

          Subsection 78.751(3) further provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     (b) Article VII of Datalink.net's Articles of Incorporation provides that Datalink.net is authorized to indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

     (c) Article XI of the Articles of Incorporation of Datalink.net provides that no director, officer or stockholder of Datalink.net shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

ITEM 16.  EXHIBITS.

 Exhibit
 Number      Description
 ------      -----------
 5.1         Opinion of Greenberg Glusker Fields Claman &
             Machtinger LLP regarding the legality of the securities being registered.

 23.1        Consent of BDO Seidman, LLP.

 23.2        Consent of Greenberg Glusker Fields Claman &
             Machtinger LLP (contained in Exhibit 5.1).

 24.1 Power of Attorney (contained in the signature page hereof).

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of Datalink.net's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Datalink.net pursuant to the foregoing provisions, or otherwise, Datalink.net has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Datalink.net of expenses incurred or paid by a director, officer or controlling person of Datalink.net in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Datalink.net will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in San Jose, California, on December 19, 2000.


                                    By:  /s/ Anthony N. LaPine
                                         Anthony N. LaPine,
                                         President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL ME BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony N. LaPine and William A. Mahan his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURES                               TITLE                         DATE
/s/ Anthony N. LaPine             Chief Executive Officer, President   December 19, 2000
Anthony N. LaPine                 and Chairman of the Board

/s/ William A. Mahan              Chief Financial and Accounting       December 19, 2000
William A. Mahan                  Officer

/s/ Frederick M. Hoar             Director                             December 19, 2000
Frederick M. Hoar

/s/ Charles K. Dargan, II         Executive Vice President of          December 19, 2000
Charles K. Dargan, II             Operations and Administration and
                                  Director

/s/ Jason Pavona                  Director                             December 19, 2000
Jason Pavona